EXCESS STOCK REPURCHASE
ANNOUNCEMENT

February 22, 2012

Dear Shareholders:

In late 2009, we set a course to strengthen our balance sheet, preserve capital, and return to a position where we could pay dividends, repurchase excess stock, and more fully fund the Affordable Housing Program ─ all without reducing the quality or level of service to our members. Since then, we have achieved nine consecutive quarters of profitability, declared five consecutive quarters of dividends, contributed $10.2 million to the 2011 Affordable Housing Program and expect to contribute $16.1 million1 to fund the 2012 Affordable Housing Program. Retained earnings have also grown from $136.3 million as of September 30, 2009, to $398.1 million as of December 31, 2011.

Based on our current financial condition and performance, we believe we are now positioned to begin repurchasing excess shares from shareholders at a modest pace. I am pleased to announce that on February 21, the board of directors approved the repurchase of excess capital stock in a targeted amount of $250 million. This will be our first such repurchase since the moratorium was established in December 2008 and will be the only such repurchase of excess stock that we intend to make in 2012. In accordance with our Capital Plan, the repurchase will be conducted on March 9, 15 days from the date of this letter.

As of December 31, 2011, our total regulatory capital ratio was 8.51 percent of total assets2, and our permanent capital exceeded our risk-based capital requirement by $3.4 billion. This stock repurchase will reduce our total regulatory capital ratio to approximately 8 percent and our risk-based capital cushion to approximately $3.1 billion.

On February 23, a projected amount of the excess stock we may repurchase from your institution will be available on Direct+3. This indicative amount is subject to change depending on your institution's excess stock, along with all shareholders' excess stock at the close of business on March 8. The actual amount will be credited to your IDEAL Way account and be available on Direct+ on the morning of March 9, the date of the repurchase. Shareholders may contact Customer Service at 800-358-9709 to obtain this information.

Our Method to Repurchase Your Excess Stock
We are employing a two-step method to conduct the repurchase, with the intention of having the fewest number of shareholders in an excess position after the repurchase.

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1 Represents preliminary, unaudited results for the year ended December 31, 2011.
2 The total regulatory capital ratio is capital stock (including mandatorily redeemable capital stock) plus retained earnings (referred to as permanent capital) as a percentage of total assets, and is based on preliminary, unaudited results for the year ended December 31, 2011.
3 Members without access to Direct+ will receive a statement by mail.

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We will first repurchase excess stock from each shareholder with an excess in an amount equal to the lesser of the par value of each shareholder's excess stock and $100,000. The sum of the amounts repurchased in this step will be deducted from the $250 million target, leaving a residual target amount. We will determine the residual target amount for the actual repurchase as of the close of business on March 8.

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We will then repurchase an amount of remaining excess shares that is equal to the ratio of a shareholder's remaining excess share balance to the total of all shareholders' excess share balances, multiplied by the residual target amount. For example, if your institution's remaining excess share amount is $500,000, and the total of all shareholders' remaining excess share balances is $1.5 billion, and the residual target amount is $210 million, your institution's share of the stock buyback will be 0.033 percent of $210 million, or $70,000. The total repurchase amount in this example would be $170,000.

Please see the attached FAQs that address other issues related to this round of excess stock repurchases, and feel free to call Frank Nitkiewicz at (617) 292-9624 to discuss any questions you may have. As always, I thank you for your support of the Bank.

Sincerely,

/s/ EDWARD A. HJERPE III
Edward A. Hjerpe III
President and Chief Executive Officer

Attachment

FAQs for Excess Stock Repurchase

1.	How was the targeted amount of $250 million selected for the excess stock repurchase?

Our highest priorities are maintaining the ability to meet member funding needs while growing retained earnings and maintaining adequate capital to support business strategies. While we have made substantial progress toward achieving these goals, work remains. Although recent economic data show some signs of improvement, we are still subject to some downside risks. Therefore, as we have done with dividends, we are taking a modest approach toward repurchasing excess stock and have selected a targeted amount that will preserve a significant capital cushion intended to ensure our capital adequacy in case downside risks are realized. As our financial condition and general economic conditions improve, we will consider additional repurchases of excess stock although we don't expect additional repurchases this year.

2.	Has the Bank's excess stock repurchase moratorium ended?

No. Apart from this repurchase and in limited cases of former member insolvency, our moratorium on excess stock repurchases continues.

3.	Can my institution opt out of this excess stock repurchase?

No, however, you may borrow from the Bank in order to reduce your excess stock balance as of March 8, 2012.

4.	The announcement states that this will be the only excess stock repurchase during 2012. When will the next one take place?

We have not made any determinations regarding additional excess stock repurchases. We will consider whether and how to conduct other repurchases of excess stock as part of our 2013 business planning process later this year. Our decision will be based on anticipated economic conditions as well as the financial condition of the Bank at that time.

5.	Will you use the current method to conduct additional excess stock repurchases?

We may, but we do not know at this time. We will consider a number of factors, including member feedback on the current repurchase program, in determining whether we will make changes to the method.

6.	How much excess stock will you repurchase next time?

We have not made any determinations regarding additional excess stock repurchases.

7.	Does the current moratorium still apply to excess stock created after March 8?

Yes. The moratorium applies to all excess stock regardless of how and when the excess occurs.

8.	When is the “as of” date for the repurchase of excess stock?

We will conduct the repurchase on March 9, 2012, based on allocated amounts determined at the close of business on March 8. On February 23, a projected amount of the excess stock we may repurchase from your institution will be shown on Direct+3. This indicative amount is subject to change depending on your institution's excess stock, along with all shareholders' excess stock at the close of business on March 8. The actual amount will be credited to your IDEAL Way account and be available on Direct+ on the morning of March 9, the date of the repurchase. Shareholders may contact Customer Service at 800-358-9709 to obtain this information.

9.	When is the “as of” date for the annual capital stock recalculation, and how will that be impacted by this repurchase?

The annual membership stock investment requirement recalculation will be run on March 31, 2012, and will be independent of the excess stock repurchase. Your membership stock investment requirement is based on your membership stock investment base on December 31, 2011. Please see our Capital Plan for a complete definition of this term. As always, if you have a stock investment deficiency due to a change in membership stock investment requirement (or for any other reason), you will have to purchase capital stock or reduce your activities to resolve the deficiency.

10.	How will this excess stock impact the dividend to be paid in March?

The dividend yield is not expected to be impacted by the repurchase of excess stock shares. Also, because the first quarter dividend to be paid in March 2012 is based on daily average stock balances for the quarter ending December 31, 2011, it will not be affected by the repurchase of shares. However, because the second quarter dividend, if any, will be based on daily average stock balances during the first quarter, the number of shares on which the dividend is calculated will be affected for next quarter unless the member has no excess shares to be repurchased at the time of the repurchase.

11.
If I have to buy more stock to support an advance (including during the 15-day notification period for this excess stock repurchase), then repay those or other advances prior to the close of business on March 8, will that stock be part of the excess stock repurchase method?

As long as the advance is repaid prior to the close of business on March 8, it will not be reflected in your total stock investment requirement used to determine the amount of excess stock we repurchase. Therefore, the stock supporting the prepaid advance would be included in the repurchase method. In addition, if your excess has been eliminated by the repurchase, you will be required to purchase additional capital stock to support advance activity and satisfy your investment requirements.

12.	If I currently have a redemption notice outstanding, am I still eligible for the excess stock repurchase?

Yes. We will repurchase your shares that are subject to the oldest redemption notice first, followed by shares subject to more recent redemption notices, if any, and then from your remaining excess capital stock not subject to a redemption notice as per our capital plan.

13.	If I am not a member but a stockholder, am I eligible for the excess stock repurchase?

Yes. You will be included as with all members. We will identify the shares to be repurchased from you in accordance with our capital plan.

14.	Is it possible that the Bank may repurchase a different amount from what was indicated on my preliminary notice?

Yes. The amount will be determined based on all shareholders' total stock investment requirements, including that day's activity, as of the close of business on March 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This letter uses forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are based on our expectations as of the date hereof. Such statements include, among others, our expectations of future dividend rates. The words “believe,” “will,” “intends,” “potential,” and similar statements and their plural and negative forms are used in this letter to identify some, but not all, of such forward-looking statements. We caution that, by their nature, forward-looking statements involve risks and uncertainties, including, but not limited to, the application of accounting standards relating to, among other things, the amortization of discounts and premiums on financial assets, financial liabilities, and certain fair value gains and losses; hedge accounting of derivatives and underlying financial instruments; the fair values of financial instruments, including investment securities and derivatives; and other-than-temporary impairment of investment securities, in addition to instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in interest rates, and prepayment speeds on our investments. Accordingly, we caution that actual results could differ materially from those expressed or implied in these forward-looking statements or could impact the extent to which a particular objective, projection, estimate or prediction is realized. As a result, we caution you not to place undue reliance on such statements. We do not undertake to update any forward-looking statement in this letter or that may be made from time to time on our behalf.